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                                                                     Exhibit 5.2

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
One New York Plaza
New York, NY 10004-1980
Tel: 212.859.8000
Fax: 212.859.4000
www.ffhsj.com



                                                                  March 30, 2001

Akerman, Senterfitt & Eidson, P.A.
One S.E. Third Avenue, 28th Floor
Miami, Florida  33131-1704

Ladies and Gentlemen:

     We are acting as special New York counsel for you in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $400,000,000 of Senior Notes (the "Notes") under the Registration Statement on Form S-3 of Republic Services, Inc. (the "Company") to be filed on the date hereof and the indenture (the "Indenture") to be entered into between the Company and the Bank of New York, as trustee (the "Trustee"), related to the Notes.

     For the purposes of this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinions, we have relied upon certificates and statements of public officials, officers or representatives of the Company and others. We have assumed, for purposes of the opinion expressed herein, that (i) the Registration Statement has become effective under the Securities Act, (ii) the Company has the power and authority to execute, deliver and perform its obligations under the Indenture and to issue the Notes, (iii) the execution, delivery and performance of the Indenture and the Notes, and the terms of the issuance and sale of the Notes, have been duly authorized by all necessary action (corporate and otherwise) on the part of the Company and do not violate any applicable law, rule, regulation, order, agreement or instrument then binding on the Company, (iv) the Trustee has the power to execute, deliver and perform its obligations under the Indenture, the execution, delivery and performance of the Indenture has been duly authorized by the Trustee, and, when duly executed and delivered by the Trustee, the Indenture will be valid and binding upon the Trustee, (v) the Indenture has been duly executed and delivered by the Company and (vi) the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the purchase agreement or other documentation pursuant to which they were sold.

     Based upon and subject to the foregoing, we are of the opinion that the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of, and subject to the provisions of, the Indenture and any applicable Supplemental Indenture or board resolution setting forth the terms of the Notes issued under the Indenture.

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Akerman, Senterfitt & Eidson, P.A.                               March 30, 2001


     The opinions set forth above are subject to the following qualifications:

     (A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Notes or of the Indenture relating to indemnification or contribution or exculpation.

     (B) Our opinions above are subject to the following:

          (i) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting creditors' rights and remedies generally;

          (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness), whether such principles are considered in a proceeding in equity or at law; and

          (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors' rights and remedies generally.

     (C) We express no opinion as to the validity, binding effect or enforceability of any provision of the Notes or of the Indenture:

          (i) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a "Waiver") by the Company under any of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions);

          (ii) related to forum selection or submission to jurisdiction or choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York, in each case applying the choice of law principles of the State of New York;

          (iii) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an


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Akerman, Senterfitt & Eidson, P.A.                               March 30, 2001



     implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and

          (iv) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

     This opinion is limited to the laws of the State of New York. We express no opinion as to the laws of any other jurisdiction, including federal law.

     We hereby consent to your reliance upon this opinion in rendering your opinion, both of which will be filed as exhibits to the Registration Statement, and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.



                                      Very truly yours,

                                      FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                                      By: /s/ Valerie Ford Jacob
                                         -------------------------------------
                                         Valerie Ford Jacob